Exhibit 10.2

Executive Bonus Plan Summary

I.

Purpose

The purpose of the Executive Bonus Plan is to provide eligible executives with a financial incentive, encouraging them to perform in a manner, which will enable the Company to meet or exceed its financial objectives each fiscal year.

II.

Eligibility and Participation

The following executive positions are included in the Executive Bonus Plan:

Management Board

Buyers/Planners/Merchant Division Managers

Store Managers

Other key sales support managers may also be eligible for participation in the plan.  Participants  employed for the full fiscal year are eligible to participate in  the Plan for the entire fiscal year.  An executive newly hired or promoted into a plan-eligible position during a fiscal year for which a bonus is paid will have his/her bonus prorated from the date of hire or promotion to the close of the fiscal year.

For eligible executives terminating for reasons of disability or retirement, a prorated portion of the bonus will be paid.  Pro rations will be based on full months of service during the fiscal year.  For eligible executives terminating for reason of death, a full bonus will be paid.  Executives terminating for any other reason prior to the end of  a fiscal year will not be eligible to receive any portion of the bonus for that fiscal year.

III.

Company Performance Hurdle Requirements

In order for bonuses to be granted under the Plan, Company performance for a fiscal year must equal or exceed net income goals for the company as established by the Board of Directors’ Compensation Committee.  The particular bonus tiers will be determined by the Committee annually at the beginning of each fiscal year and communicated to participants as soon as determined.

IV.

Amount of Bonus

Assuming the tier requirement described in Section III is met or exceeded, participants will be granted a bonus based on a percentage of their base pay.  The earned percentage is based on their level (position) within the organization.

V.

Payout Schedule

Bonus grants will be paid as soon as possible, following confirmation by the Compensation Committee that the required net income objectives have been met.

VI.

General Provision and Definitions

a.  The bonus payment will be subject to an executive's normal types of withholding taxes but such withholding will be at the minimum required rate.

b.  Whenever the term income appears it shall mean income after interest expense and taxes.

c.  Whenever the term base pay appears it refers to the rate of pay in effect on the last day of the fiscal year and before taxes and other deductions have been made and also prior to any contributions made under the Company's 401(k) plan.  In the event of termination due to retirement, death or disability the last day of the last full month worked shall replace the last day of the fiscal year.

d.  Whenever the term retirement appears it shall mean retirement under Kohl's Retirement Policy.

e.  In limited circumstances, the Chief Executive Officer, in consultation with the Compensation Committee, may approve limited exceptions to the terms of the Plan